EXHIBIT 5
MEITAR LIQUORNIK GEVA &
LESHEM BRANDWEIN
December 31, 2007
Lumenis Ltd.
P.O. Box 240
Yokneam 20692, Israel

Re:	Registration Statement on Form S-8
Lumenis Ltd.
Ladies and Gentlemen:
              Lumenis Ltd., a company incorporated under the laws of the State of Israel (the “Company”), has filed a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission on or about December 31, 2007, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 25,433,494 shares (the “Shares”) of the Company’s ordinary shares, par value NIS 0.10 per share (the “Ordinary Shares”), issuable pursuant to the Company’s 1999 Share Option Plan, 2000 Share Option Plan, Israel 2003 Share Option Plan and 2007 Share Incentive Plan (the “Plans”). The facts, as we understand them, are set forth in the Registration Statement.
              In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the Registration Statement and the Company’s amended and restated articles of association. We also have reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, relied solely on certificates of public officials and certificates of officers or other representatives of the Company.
              Upon and subject to the foregoing, we are of the opinion that, when the Shares are issued and sold pursuant to the terms of the Plans and in accordance with the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.
              The opinion expressed herein is limited to Israeli law, and we not express any opinion as to the laws of any other jurisdiction.
              We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
              This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.
Very truly yours,
/s/ Meitar Liquornik Geva & Leshem Brandwein